Exhibit 99.1

[CORRECTED PRESS RELEASE]

FOR IMMEDIATE RELEASE

CONTACT: Michael J. Koss (414) 964-5000

Koss Posts Record First Quarter on 33% Increase in Sales

Net Income Jumps 62%

October 10, 2005 -- Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone leader, has announced the results of its first quarter for the period ending September 30, 2005. Net sales, operating income, and net income for the first quarter set new records with net sales for the first quarter increasing by 33% to $11,949,841 compared to $8,972,580 for the same period one year ago. Income from operations for the three months rose by 71% to $2,227,262 from $1,303,452 and net income for the period rose by 62% to $1,441,218 compared to $889,911 from one year ago. First quarter diluted earnings per share were $0.38 compared with $0.23 one year ago.

"Domestic retail sales were strong and consistent across all market classes," Michael J. Koss, President and CEO, told employees at a quarterly profit sharing meeting. "We have never seen such a solid, across the board increase in our base business before."

Michael Koss went on to explain that the Company had seen increases in sales for each of the first three months of the new fiscal year.

"This is not a retail re-order pattern we have experienced in recent memory," Koss stated. "Typically our top 100 accounts vary within the broad spectrum of domestic U.S. sales. This year we are seeing clear and demonstrable increases across a broad spectrum of our U.S. retail customers," Koss stated.

Koss went on to say that the Company was continuing to enjoy success in its export business particularly to Europe.

"Export sales to Europe have risen by 83% in the first quarter and remain solid," Koss said.

Michael Koss went on to explain that the record net income performance included increases in expenses relating to recent reporting changes in accounting standards to reflect stock options granted in the past as expenses.

"Despite the shortfall in royalty income this year relating to our change in licensing arrangements last year, and the additional expense items we are required to report under accounting standard FAS 123R, we have still reported record first quarter income on record first quarter sales," Koss said.

Koss will pay a dividend of $0.13 cents per share on October 14, 2005, to shareholders of record September 30, 2005.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

Three Months Ended September 30	2005	2004
Net Sales	$11,949,841	$8,972,580
Cost of goods sold	7,274,962	5,549,607
Gross profit	4,674,879	3,422,973
Selling, general and administrative expense	2,447,617	2,119,521
Income from operations	2,227,262	1,303,452
Other income (expense):
Royalty income	101,611	151,456
Interest income	34,645	4,198
Interest expense	0	0
Income before income tax provision	2,363,518	1,459,106
Provision for income taxes	922,300	569,195
Net income	$1,441,218	$889,911
Earnings per common share:
Basic	$0.39	$0.24
Diluted	$0.38	$0.23
Dividends per common share	$0.13	$0.13

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